EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-71134) of Cabot Oil & Gas Corporation of our report dated June 13, 2003, relating to the financial statements of Cabot Oil & Gas Corporation Savings Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 28, 2004